As filed with the Securities and Exchange Commission on June 29, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

United Fire Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	42-0644327
(State of incorporation)	(I.R.S. Employer Identification No.)

118 Second Avenue SE
Cedar Rapids, Iowa 52401
(Address, including zip code, of principal executive offices)

United Fire Group, Inc. 2021 Stock and Incentive Plan
(Full title of the plan)

Randy A. Ramlo
President and Chief Executive Officer
118 Second Avenue SE
Cedar Rapids, IA 52401
(319) 399-5700
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value	2,347,463 shares	$27.37	$64,250,062.31	$7,009.68
(1)United Fire Group, Inc. is registering an aggregate of 2,347,463 shares of common stock, par value $0.001 per share (the “Common Stock”), for issuance under the United Fire Group, Inc. 2021 Stock and Incentive Plan (the “Plan”), consisting of (i) 650,000 shares of Common Stock newly authorized for issuance under the Plan, (ii) 549,441 shares of Common Stock, which represents the number of shares of Common Stock remaining available for issuance under the “Prior Plan” (as defined in the Plan) as of the effective date of the Plan, and (iii) 1,148,022 shares of Common Stock underlying equity awards issued under the Prior Plan that were outstanding as of the effective date of the Plan and that may be available for future awards under the Plan pursuant to the share recycling provisions contained in Section 1.5 thereof. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The estimated price is based upon the average of the high and low sales prices of the Common Stock as reported on The Nasdaq Global Select Market on June 24, 2021.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S 8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S 8 is filed by United Fire Group, Inc. (the “Registrant”) regarding the United Fire Group, Inc. 2021 Stock and Incentive Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:
(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 26, 2021;
(2)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 5, 2021;
(3)The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 14, 2021, February 2, 2021, February 19, 2021, April 8, 2021, May 19, 2021 and May 21, 2021; and
(4)The description of the Registrant’s Common Stock contained in Exhibit 4.1 to the document referred to in (1) above, together with any amendment or report filed with the Commission for the purpose of updating such description.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Personal Liability of Officers and Directors
The Iowa Business Corporation Act (the “IBCA”) provides that a director or officer is not liable to the corporation or its shareholders for money damages resulting from any action taken or failure to take any action in the discharge of the person’s duties except liability for any of the following: (a) the amount of any financial benefit to which the person is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of Section 490.833 of the IBCA relating to unlawful distributions; or (d) an intentional violation of criminal law.
The Registrant’s Articles of Incorporation, as amended (the “Articles”) reflect the provisions of the IBCA relating to personal liability of directors. The Articles provide that if the IBCA is amended to authorize the further elimination or limitation of the personal liability of directors, then automatically and without any further action, the liability of a director, in addition to the limitation on personal liability provided in the Articles, shall be eliminated or limited to the fullest extent permitted by the IBCA.
Indemnification
The IBCA permits a corporation to indemnify a director who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if either (1)(a) the individual acted in good faith; (b) the individual reasonably believed (i) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation and (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; or (2) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation’s articles of incorporation as authorized by the IBCA. In certain cases a court may order the indemnification or advancement of expenses.
The IBCA also provides that unless ordered by a court pursuant to the IBCA, a corporation shall not indemnify a director under the permissible indemnification provisions in either of the following circumstances: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth in the preceding paragraph or (2) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director’s official capacity.
With respect to officers, the IBCA permits a corporation to indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the person is an officer, according to all of the following: (1) to the same extent as to a director; and (2) if the person is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the Board of Directors, or contract, except for either of the following: (a) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (b) liability arising out of conduct that constitutes any of the following: (A) receipt by the officer of a financial benefit to which the officer is not entitled; (B) an intentional infliction of harm on the corporation; and (C) an intentional violation of criminal law. An officer of a corporation who is not a director is entitled to mandatory indemnification in certain circumstances and may apply to a court for indemnification or an advance for expenses to the same extent to which a director may be entitled to indemnification or advance for expenses.
The Articles provide that the Registrant shall indemnify a director for liability, as defined in the IBCA, to any person for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) receipt of a financial benefit to which the person is not entitled; (2) an intentional infliction of harm on the Registrant or its shareholders; (3) a violation of Section 490.833 of the IBCA relating to unlawful distributions; or (4) an intentional violation of criminal law. Also, the Registrant shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors to the fullest extent permitted by law.
The Registrant’s bylaws provide with respect to directors that the Registrant shall, to the fullest extent permitted by law, indemnify and hold harmless each director, and if the Board of Directors adopts a plan of indemnification, the Registrant’s indemnification arrangement shall be as described in that plan. The rights of indemnification provided for in the plan shall not be deemed exclusive of any other right to which a director may be entitled. In addition to any other indemnification permitted by law, the Registrant shall indemnify and hold harmless each director now or hereafter serving the Registrant or any of its subsidiaries for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Registrant or its shareholders; (3) a violation of Section 490.833 of the IBCA relating to unlawful distributions; or (4) an intentional violation of criminal law.
With respect to officers, the Registrant’s bylaws provide that in addition to any other indemnification permitted by law, the Registrant shall indemnify and advance expenses to an officer of the Registrant who is a party to the proceeding because the person is an officer (1) to the same extent as to a director and (2) if the person is an officer but not a director, to such further extent as may be provided by the Articles, the bylaws, a resolution of the Board of Directors, or contract, except for (a) liability in connection with a proceeding by or in the right of the Registrant other than for reasonable expenses incurred in connection with the proceeding and (b) liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on the Registrant or its shareholders, or (iii) an intentional violation of criminal law.
The IBCA also provides for mandatory indemnification of a director or an officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.
The directors and officers of the Registrant are covered in such capacities by insurance policies insuring and indemnifying them under some circumstances against certain liabilities, including costs of defense, settlement, payment of a judgment and liabilities arising under the Securities Act.
The above discussion of the IBCA and the Registrant’s Articles and bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the IBCA, as well as the Registrant’s Articles and bylaws which are attached to this Registration Statement as exhibits.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Articles of Incorporation of the Registrant (incorporated by reference to Annex II to the Registrant’s Registration Statement on Form S-4 filed with the Commission on May 25, 2011)
4.2	Articles of Amendment to Articles Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K/A filed with the Commission on May 26, 2015)
4.3	Bylaws of the Registrant. (incorporated by reference to Annex III to the Registrant’s Registration Statement on Form S-4 filed on May 25, 2011)
4.4	United Fire Group, Inc. 2021 Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 21, 2021)
*5.1	Opinion of Bradley & Riley PC
*23.1	Consent of Bradley & Riley PC (included in Exhibit 5.1)
*23.2	Consent of Ernst & Young LLP
*24.1	Powers of Attorney (included on the signature page of this Registration Statement)
* Filed herewith.
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on June 29, 2021.

UNITED FIRE GROUP, INC.

By:    /s/ Randy A. Ramlo
    Randy A. Ramlo, President, Chief Executive Officer and Principal Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy A. Ramlo, and Dawn M. Jaffray, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Randy A. Ramlo		June 29, 2021
Randy A. Ramlo	President, Chief Executive Officer, Director and Principal Executive Officer
/s/ Dawn M. Jaffray		June 29, 2021
Dawn M. Jaffray	Executive Vice President, Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer
/s/ James W. Noyce		June 29, 2021
James W. Noyce	Chairman of the Board, Director
/s/ John-Paul E. Besong		June 29, 2021
John-Paul E. Besong	Director
/s/ Brenda K. Clancy		June 29, 2021
Brenda K. Clancy	Director
/s/ Christopher R. Drahozal		June 29, 2021
Christopher R. Drahozal	Director
/s/ Lura E. McBride		June 29, 2021
Lura E. McBride	Director
/s/ George D. Milligan		June 29, 2021
George D. Milligan	Director
/s/ Mary K. Quass		June 29, 2021
Mary K. Quass	Director
/s/ Kyle D. Skogman		June 29, 2021
Kyle D. Skogman	Director
/s/ Susan E. Voss		June 29, 2021
Susan E. Voss	Director